WEINGARTEN REALTY INVESTORS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 7, 2008

To Our Shareholders:

You are invited to attend our annual meeting of shareholders that will be held at our corporate office located at 2600 Citadel Plaza Drive, Houston, Texas 77008, on Wednesday, May 7, 2008, at 9:00 a.m., Houston time.  The purpose of the meeting is to vote on the following proposals:

Proposal 1:	To elect nine trust managers to serve until their successors are elected and qualified.

Proposal 2:	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Shareholders of record at the close of business on March 14, 2008 are entitled to notice of, and to vote at, the annual meeting.  A proxy card and a copy of our annual report to shareholders for the fiscal year ended December 31, 2007 are enclosed with this notice of annual meeting and proxy statement.

Your vote is important.  Accordingly, you are asked to vote, whether or not you plan to attend the annual meeting.  You may vote by: (i) mail by marking, signing, dating and returning the accompanying proxy card in the postage-paid envelope we have provided, or returning it to Weingarten Realty Investors, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, (ii) using the Internet at www.proxyvote.com, (iii) phone by calling 1-800-690-6903, or (iv) attending the annual meeting and voting in person. If you plan to attend the annual meeting to vote in person and your shares are registered with our transfer agent, BNY Mellon Shareowner Services, or in the name of a broker or bank, you must secure a proxy from the broker or bank assigning voting rights to you for your shares. You may revoke your proxy by (i) executing and submitting a later dated proxy card, (ii) subsequently authorizing a proxy through the Internet or by telephone, (iii) sending a written revocation of proxy to our Secretary at our principal executive office, or (iv) attending the annual meeting and voting in person.

By Order of the Board of Trust Managers,

M. Candace DuFour
Senior Vice President and Secretary
March 26, 2008
Houston, Texas

i

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 7, 2008

Weingarten Realty Investors
2600 Citadel Plaza Drive
Houston, Texas 77008

The board of trust managers is soliciting proxies to be used at the 2008 annual meeting of shareholders to be held at our corporate office located at 2600 Citadel Plaza Drive, Houston, Texas 77008, on Wednesday, May 7, 2008, at 9:00 a.m., Houston time.  This proxy statement, accompanying proxy card and annual report to shareholders for the fiscal year ended December 31, 2007 are first being mailed to shareholders on or about March 26, 2008.  Although the annual report is being mailed to shareholders with this proxy statement, it does not constitute part of this proxy statement.

Who May Vote

Only shareholders of record at the close of business on March 14, 2008 are entitled to notice of, and to vote at, the annual meeting.  As of March 14, 2008, we had 83,925,461 common shares of beneficial interest issued and outstanding.  Each common shareholder of record on the record date is entitled to one vote per share on each matter properly brought before the annual meeting for each common share held.

In accordance with our amended and restated bylaws, a list of shareholders entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the annual meeting, between the hours of 9:00 a.m. and 4:00 p.m. local time, at our principal executive offices listed above.

How You May Vote

You may vote using any of the following methods:

•
BY MAIL:  Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Weingarten Realty Investors, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  The named proxies will vote your shares according to your directions.  If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares in favor of proposals one and two.

•
BY INTERNET:  Go to www.proxyvote.com and use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 6, 2008.  Have your proxy card in hand when you access the Web site and then follow the instructions.

•
BY PHONE:  Call 1-800-690-6903 and use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on May 6, 2008. Have your proxy card in hand when you call and then follow the instructions.

•	BY ATTENDING THE ANNUAL MEETING IN PERSON:

You may revoke your proxy at any time before it is exercised by:

•	giving written notice of revocation to our Senior Vice President and Secretary, M. Candace DuFour, at Weingarten Realty Investors, P.O. Box 924133, Houston, Texas, 77292-4133;

•	timely delivering a properly executed, later-dated proxy; or

•	voting in person at the annual meeting.

Voting by proxy will in no way limit your right to vote at the annual meeting if you later decide to attend in person.  If you hold common shares through any of our share purchase or savings plans, you will receive voting instructions.  Please sign and return those instructions promptly to assure that your shares are represented at the annual meeting.  If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, to be able to vote at the annual meeting.  If no direction is given and the proxy is validly executed, the shares represented by the proxy will be voted in favor of proposal one and two.  The persons authorized under the proxies will vote upon any other business that may properly come before the annual meeting according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.  We do not anticipate that any other matters will be raised at the annual meeting.

Quorum

The presence, in person or represented by proxy, of the holders of a majority (41,962,731 shares) of the common shares entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting.  However, if a quorum is not present at the annual meeting, the shareholders present in person or represented by proxy have the power to adjourn the annual meeting until a quorum is present or represented.  Pursuant to our amended and restated bylaws, abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum at the annual meeting.  A broker “non-vote” occurs when a nominee holding common shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote

The affirmative vote of the holders of a majority (41,962,731 shares) of the common shares present in person or represented by proxy is required to re-elect trust managers.  Any trust manager who is currently on the board shall remain on the board, regardless of the number of votes he receives, unless he is replaced by a nominee who receives the requisite vote to become a new trust manager.  All of the nominees currently serve as a  trust manager.  Abstentions and broker non-votes are not counted for purposes of the election of trust managers.

The ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of the holders of a majority (41,962,731 shares) of the common shares represented in person or by proxy at the annual meeting and entitled to vote thereon in order to be approved.

Cost of Proxy Solicitation

The cost of soliciting proxies will be borne by us.  Proxies may be solicited on our behalf by our trust managers, officers, employees or soliciting service in person, by telephone, facsimile or by other electronic means.  In accordance with SEC regulations and the rules of the New York Stock Exchange (NYSE), we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in mailing proxies and proxy materials and soliciting proxies from the beneficial owners of our common shares.

PROPOSAL ONE

ELECTION OF TRUST MANAGERS

Pursuant to the Texas Real Estate Investment Trust Act, our amended and restated declaration of trust, and our amended and restated bylaws, our business, property and affairs are managed under the direction of the board of trust managers.  At the annual meeting, nine trust managers will be elected by the shareholders, each to serve until his successor has been duly elected and qualified, or until the earliest of his death, resignation or retirement. Regardless of the number of votes each nominee receives, pursuant to the Texas Real Estate Investment Trust Act, each trust manager will continue to serve unless another nominee receives the affirmative vote of the holders of 66 2/3% of our outstanding common shares.

The persons named in the enclosed proxy will vote your shares as you specify on the enclosed proxy.  If you return your properly executed proxy but fail to specify how you want your shares voted, the shares will be voted in favor of the nominees listed below.  The board of trust managers has proposed the following nominees for election as trust managers at the annual meeting.  Each of the nominees was nominated by the governance committee and each nominee is currently a member of the board of trust managers. The governance committee did not receive any nominations for trust manager from any person.

Nominees

Stanford Alexander, Chairman of the Board of Trust Managers since 2001.  Chief Executive Officer from 1993 to December 2000.  President and Chief Executive Officer from 1962 to 1993.  Trust manager since 1956 and our employee since 1955.  Age: 79

Andrew M. Alexander, trust manager since 1983.  Chief Executive Officer since 2001.  President since 1997.  Executive Vice President/Asset Manager from 1993 to 1996 and President of Weingarten Realty Management Company since 1993. Senior Vice President/Asset Manager of Weingarten Realty Management Company from 1991 to 1993, and Vice President from 1990 to 1991 and, prior to our reorganization in 1984, Vice President from 1988 to 1990.  Mr. Alexander has been our employee since 1978.  He is a director of Academy Sports & Outdoors, Inc.  Age: 51

James W. Crownover, trust manager since 2001.  Since 1998, Mr. Crownover has managed his personal investments.  Mr. Crownover completed a 30-year career with McKinsey & Company, Inc. in 1998 where he was managing director of its southwest practice and a member of the firm’s board of directors.  He currently serves as a director on the boards of Chemtura Corporation (compensation committee member), FTI Consulting, Inc. (audit committee member), and Allied Waste Industries (audit committee member). He also serves as Chairman of the Board of Trustees of Rice University.  Age: 64

Robert J. Cruikshank, trust manager since 1997.  Since 1993, Mr. Cruikshank has managed his personal investments. Senior partner of Deloitte & Touche LLP from 1989 to 1993.   He currently serves on the boards of Encysive Pharmaceuticals, Inc. (audit committee chairman) and  MAXXAM, Inc. (audit  committee member, compensation committee member). Age: 77

Melvin A. Dow, trust manager since 1984.  Shareholder, Winstead P.C. (Formally Winstead, Sechrest & Minick P. C.) since August 2001.  Chairman/Chief Executive Officer of Dow, Cogburn & Friedman, P.C. (which merged with Winstead, Sechrest & Minick P.C. in 2001) from 1995 to 2001.  Age: 80

Stephen A. Lasher, trust manager since 1980.  President of The GulfStar Group, Inc. since January 1991.  Age: 60

Douglas W. Schnitzer, trust manager since 1984.  Chairman/Chief Executive Officer of Senterra Real Estate Group, L.L.C. since 1994.  Age: 51

C. Park Shaper, trust manager since 2007.  President of  Knight, Inc. (formerly Kinder Morgan, Inc.), Kinder Morgan Energy Partners, L.P., and Kinder Morgan Management, LLC, since 2005.  Served as Executive Vice President from 2004 to 2005.  Currently serves as Director of Kinder Morgan Energy Partners, L.P., and Kinder Morgan Management, LLC, since 2003.  Age: 39

Marc J. Shapiro, trust manager since 1985.  Since 2003, Mr. Shapiro has served as a consultant to J. P. Morgan Chase & Co. as a non-executive Chairman of its Texas operations.  Former Vice Chairman of J. P. Morgan Chase & Co. from 1997 through 2003.  He served as Chairman and Chief Executive Officer of Chase Bank of Texas from January 1989 to 1997.  He currently serves as a director of Kimberly-Clark Corporation (compensation committee chairman), Burlington Northern Santa Fe Corporation (audit committee member) and The Mexico Fund (audit committee member) ..  Age: 60

Andrew M. Alexander is the son of Stanford Alexander.  Douglas W. Schnitzer is the first cousin of Stephen A. Lasher.

The governance committee will consider trust manager candidates nominated by shareholders.  Recommendations, including the nominee’s name and an explanation of the nominee’s qualifications should be sent to M. Candace DuFour, Senior Vice President and Secretary, at P.O. Box 924133, Houston, Texas 77292-4133.  The procedure for nominating a person for election as a trust manager is described under “Shareholder Proposals” on page 30.

The board of trust managers unanimously recommends that you vote FOR the election of trust managers as set forth in Proposal One.

Board Meetings and Committees

During 2007, the board of trust managers held six meetings.  No trust manager attended less than 75% of the total number of board and committee meetings on which the trust manager served that were held while the trust manager was a member of the board or committee, as applicable.  All of our trust managers are strongly encouraged to attend our annual meeting of shareholders. Seven of our trust managers attended our 2007 annual meeting of shareholders.  The board’s current standing committees are as follows:

Name	Governance Committee	Audit Committee	Management Development & Compensation Committee	Executive Committee	Pricing Committee
Employee Trust Managers:
Stanford Alexander				X	X
Andrew M. Alexander				X (1)	X (1)
Non-Employee Trust Managers:
James W. Crownover	X	X (1)
Robert J. Cruikshank		X	X (1)	X
Melvin A. Dow				X
Stephen A. Lasher		X	X	X	X
Douglas Schnitzer	X
C. Park Shaper		X
Marc J. Shapiro	X (1)		X
___________
(1)Chairman

Governance Committee

The governance committee which operates pursuant to a written charter, has the responsibility to (1) oversee the nomination of individuals to the board, including the identification of individuals qualified to become board members and the recommendation of such nominees; (2) develop and recommend to the board a set of governance principles; and (3) oversee matters of governance to insure that the board is appropriately constituted and operated to meet its fiduciary obligations, including advising the board on matters of board organization, membership and function and committee structure and membership.  The committee also recommends trust manager compensation and benefits.  The governance committee will consider nominees made by shareholders.  Shareholders should send nominations to the company’s Senior Vice President and Secretary, M. Candace DuFour.  Any shareholder nominations proposed for consideration by the governance committee should include the nominee’s name and qualifications for board membership.  The governance committee recommends to the board the slate of individuals to be presented for election as trust managers. The governance committee shall establish criteria for the selection of potential trust managers, taking into account the following desired attributes: ethics, leadership, independence, interpersonal skills, financial acumen, business experiences, industry knowledge, and diversity of viewpoints.  The same criterion is applied to candidates recommended by any source. See “Shareholder Proposals” on page 30.  The governance committee met four times in 2007.

Audit Committee

The audit committee which acts pursuant to a written charter, assists the board in fulfilling its responsibilities for general oversight of (1) our financial reporting processes and the audit of our financial statements, including the integrity of our financial statements; (2) our compliance with ethical policies contained in our code of conduct and ethics; (3) legal and regulatory requirements; (4) the independence, qualification and performance of our independent registered public accounting firm; (5) the performance of our internal audit function; and (6) risk assessment and risk management.  The committee has the responsibility for selecting our independent registered public accounting firm and pre-approving audit and non-audit services.  Among other things, the audit committee prepares the audit committee report for inclusion in the annual proxy statement; reviews the audit committee charter and the audit committee’s performance; and reviews our disclosure controls and procedures, information security policies and corporate policies with respect to financial information and earnings guidance.  The audit committee also oversees investigations into complaints concerning financial matters.  The audit committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties.  The audit committee met five times in 2007.

Management Development and Compensation Committee

The management development and compensation committee (1) discharges the board’s responsibilities to establish the compensation of our executives; (2) produces an annual report on executive compensation for inclusion in our annual proxy statement; (3) provides general oversight for our compensation structure, including our equity compensation plans and benefits programs; and (4) retains and approves the terms of the retention of any compensation consultant or other compensation experts.  Other specific duties and responsibilities of the committee include reviewing the leadership development process; reviewing and approving objectives relative to executive officer compensation; approving employment agreements for executive officers; approving and amending our incentive compensation and share option programs (subject to shareholder approval if required); and annually evaluating its performance and its written charter.  The committee held only two telephonic meetings during 2007 due to a policy change as described in the "Compensation Discussion and Analysis-Overview of Compensation Program" on page 12.

Executive Committee

The executive committee has the authority to enter into transactions to acquire and dispose of real property, execute certain contracts and agreements, including, but not limited to, borrowing money and entering into financial derivative contracts, leases (as landlord or tenant) and construction contracts valued from $30 million up to $100 million.  In February 2007, the board amended the range from $30 million up to $100 million to $50 million up to $100 million.  The committee was established by the board to approve these significant transactions.  We have a detailed process that is followed for all of these transactions and the execution of unanimous consents for such transactions is the final documentation of such process.  The executive committee did not meet in person during 2007, but conducted business by the execution of four unanimous written consents during that year.

Pricing Committee

The pricing committee is authorized to exercise all the powers of the board of trust managers in connection with the offering, issuance and sale of our securities.  The pricing committee did not meet in person during 2007, but conducted business by having one telephonic meeting during the year.

Corporate Governance

Independence of Trust Managers and Committee Members.  Our board has determined that each of the following trust managers standing for re-election has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of our trust manager independence standards, which reflect exactly NYSE Director Independence Standards, as currently in effect:  Messrs. Crownover, Cruikshank, Lasher, Schnitzer, Shaper and Shapiro.  The board has determined that Messrs. S. Alexander and A. Alexander are not independent trust managers within the meaning of the NYSE Director Independence Standards.  Mr. Dow is considered independent under the NYSE Director Independence Standards, however due to the amount of legal work that Mr. Dow personally performs for his firm on our account, the board of trust managers has elected to not consider him an independent director.  Furthermore, the board has determined that each of the members of each of the governance, audit and management development and compensation committees has no material relationship with us (either directly as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning established by the NYSE.

Audit Committee Financial Expert. The board of trust managers has determined that Messrs. Cruikshank and Shaper meet the definition of audit committee financial expert promulgated by the Securities and Exchange Commission and are independent, as defined in the NYSE Listing Standards.

Committee Charters and other Governance Materials.  Our board has adopted (1) a governance committee charter, a management development and compensation committee charter and an audit committee charter; (2) standards of independence for our trust managers; (3) a code of conduct and ethics for all trust managers, officers and employees; and (4) corporate governance guidelines.  Our governance committee charter, management development and compensation committee charter, audit committee charter, corporate governance guidelines and code of conduct and ethics are available on our web site at www.weingarten.com.  These materials are also available in print to any shareholder who requests them by submitting a request to Richard Summers, Vice President and Director of Investor Relations, 2600 Citadel Plaza Drive, Suite 300, Houston, Texas 77008.

Communications with the Board.  Individuals may communicate with the board by sending a letter to:

M. Candace DuFour
Senior Vice President and Secretary to the Board of Trust Managers
2600 Citadel Plaza Drive, Suite 300
Houston, Texas  77008

All trust managers have access to this correspondence.  Communications that are intended specifically for non-management trust managers should be sent to the street address noted above, to the attention of the chairman of the Governance Committee.  In accordance with instructions from the board, the secretary to the board reviews all correspondence, organizes the communications for review by the board, and posts communications to the full board or individual trust managers as appropriate.

Executive Sessions.  Generally, executive sessions of non-employee trust managers are held at the end of each board meeting.  In accordance with our Governance Policies, our independent trust managers will meet at least once per year in executive session.  The chairman of the governance committee, currently Marc J. Shapiro, serves as chairman during the executive session.  During 2007, our non-employee trust managers met three times in executive session.

TRUST MANAGER COMPENSATION TABLE

The following table provides compensation information for the one year period ended December 31, 2007 for each non-officer member of our board of trust managers.

Trust Manager Compensation at Fiscal Year-End

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

James W. Crownover	$39,000	$77,296					$116,296
Robert J. Cruikshank	36,000	77,296					113,296
Melvin A. Dow	25,000	77,296					102,296
Stephen A. Lasher	34,000	77,296					111,296
Douglas W. Schnitzer	29,000	77,296					106,296
C. Park Shaper (3)	7,500						7,500
Marc J. Shapiro	35,000	77,296					112,296
__________________________

(1)
Each non-employee trust manager receives an annual retainer fee in the amount of $25,000. The audit committee chairman received an additional $10,000 and each audit committee member received an additional $5,000.  The chairmen of all other committees received an additional $6,000 and non-employee committee members received an additional $4,000. Members of the executive and pricing committees receive no additional compensation for their services.

(2)
Each non-employee trust manager received an award on May 3, 2007 of 1,600 restricted shares valued at $48.31 per share.  Restricted shares are deferred for a minimum of five years from the date of grant.

(3)	Mr. Shaper was elected as a board of trust manager in July 2007.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, three of our independent trust managers served on the management development and compensation committee.  The committee members for 2007 were Messrs. Cruikshank, Lasher and Shapiro.  No member of the management development and compensation committee has any interlocking relationship with any other company that requires disclosure under this heading.

Certain Transactions

Mr. Dow is a shareholder of Winstead P.C. (formerly Winstead, Secrest & Minick P.C.), a law firm that had a relationship with Weingarten during the 2007 fiscal year.  Winstead P.C. performs a significant amount of work for us. Payments made by us to Winstead P.C. for work performed constituted less than 2% of the firm’s total revenue for 2007.

We review all relationships and transactions in which we and our significant shareholders, trust managers and executive officers or their respective immediate family members are participants to determine whether such persons have a direct or indirect material interest in a transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related party are disclosed.  We also disclose transactions or categories of transactions we consider in determining that a trust manager is independent.  In addition, our audit committee and/or governance committee reviews and, if appropriate, approves or ratifies any related party transaction that is required to be disclosed.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 4, 2008 by (1) each person known by us to own beneficially more than 5% of our outstanding common shares, (2) each current trust manager, (3) each named executive officer, and (4) all current trust managers and executive officers as a group.  The number of shares beneficially owned by each entity, person, trust manager or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has a right to acquire as of April 4, 2008 (60 days after February 4, 2008) through the exercise of any share option or other right.  Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his spouse) with respect to the shares set forth in the following table.  Unless otherwise noted in a footnote, the address of each person listed below is c/o Weingarten Realty Investors, 2600 Citadel Plaza Drive, Houston, Texas 77008.

Certain of the shares listed below are deemed to be owned beneficially by more than one shareholder under SEC rules.

Name	Amount and Nature of Beneficial Ownership		Percent of Class
Trust Managers and Executive Officers
Stanford Alexander	5,851,710	(1)	7.0%
Andrew M. Alexander	1,794,221	(2)	2.1%
James W. Crownover	15,370		*
Robert J. Cruikshank	10,570		*
Martin Debrovner	530,902	(3)	*
Melvin A. Dow	1,141,942	(4)	1.4%
Johnny Hendrix	104,217	(5)	*
Stephen A. Lasher	533,945	(6)	*
Stephen C. Richter	217,041	(7)	*
Douglas W. Schnitzer	1,425,125	(8)	1.7%
C. Park Shaper		(9)
Marc J. Shapiro	61,845		*
All trust managers and executive officers as a group (12 persons)	10,351,852	(10)	12.2%
Five Percent Shareholders
Barclays Global Investors Japan Limited (11)	6,019,790		7.2%
The Vanguard Group, Inc. 23-1946036 (12)	4,746,430		5.7%
___________

*Beneficial ownership of less than 1% of the class is omitted.

(1)
Includes 1,083,073 shares held by various trusts for the benefit of Mr. S. Alexander’s children and 677,518 shares for which voting and investment power are shared with Messrs. A. Alexander and Dow. Also includes 148,814 shares that may be purchased by Mr. S. Alexander upon exercise of share options that are currently exercisable or that will become exercisable on or before April 4, 2008.  Includes 1,070,200 shares held by a charitable foundation, over which shares Mr. S. Alexander and his wife Joan have voting and investment power.

(2)
Includes 667,518 shares over which Messrs. S. Alexander and Dow have shared voting and investment power, and 334,115 shares that Mr. A. Alexander may purchase upon the exercise of share options that will be exercisable on or before April 4, 2008. Also includes 56,250 shares held by a charitable foundation, over which shares Mr. A. Alexander and his wife Julie have voting and investment power and 8,292 shares held in trust for the benefit of Mr. A. Alexander’s children. Of the total number of shares owned, 3,025 are pledged as security for Mr. A. Alexander.

(3)
Includes 185,262 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 4, 2008.  Of the total number of shares owned, 21,000 shares are pledged as security for Mr. Debrovner.

(4)	Includes 667,518 shares over which Messrs. Dow, S. Alexander and A. Alexander have shared voting and investment power.

(5)	Includes 39,883 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 4, 2008.

(6)	Includes 112,500 shares held by trusts for the benefit of Mr. Lasher’s children, over which Mr. Lasher exercises voting and investment power.

(7)
Includes 7,818 shares held in trust for the benefit of Mr. Richter’s children, for which he has shared voting and investment power with his wife Evelyn, and 97,818 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 4, 2008.  Of the total number of shares owned, 9,100 shares are pledged as security for Mr. Richter.

(8)
Mr. Schnitzer owns 6,995 shares individually.  With respect to the remaining shares beneficially owned, Mr. Schnitzer shares voting and investment power with Joan Weingarten Schnitzer under trusts for Joan Weingarten Schnitzer.

(9)	Mr. Shaper was elected as a board of trust manager in 2007 and does not own any shares as of February 4, 2008.

(10)	Includes 805,892 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 4, 2008.

(11)
According to a Schedule 13G filed with the U.S. Securities and Exchange Commission (“SEC”) on February 5, 2008, Barclays Global Investors, NA. (“BGI”), Barclays Global Fund Advisors (“BGI Fund”), Barclays Global Investors, LTD (“BGI LTD”), Barclays Global Investors Japan Trust and Banking Company Limited (“BGI Trust”), Barclays Global Investors Japan Limited (“BGI Japan”), Barclays Global Investors Canada Limited (“BGI Canada”), Barclays Global Investors Australia Limited (“BGI Australia”), and Barclays Global Investors (Deutschland) AG (“BGI Germany”) reported beneficial ownership of the shares reported in the table. BGI reported sole voting power with respect to 2,660,942 shares and sole dispositive power with respect to 3,326,718 shares; BGI Fund reported sole voting and dispositive power with respect to 2,500,578 shares; BGI LTD reported sole voting and dispositive power with respect to 124,347 shares; BGI Japan reported sole voting and dispositive power with respect to 68,147 shares; BGI Trust, BGI Canada, BGI Australia and BGI Germany each reported no beneficial ownership of shares. The address for BGI and BGI Fund is 45 Fremont Street, San Francisco, CA 94105; the address for BGI LTD is Murray House, 1 Royal Mint Court, London, EC3N 4HH, England; the address for BGI Trust and BGI Japan is Ebisu Prime Square Tower, 8th Floor, 1−1−39 Hiroo Shibuya−Ku, Tokyo, 150−0012, Japan; the address for BGI Canada is Brookfield Place 161 Bay Street, Suite 2500, P.O. Box 614, Toronto, Ontario M5J 2S1, Canada; the address for BGI Australia is Level 43, Grosvenor Place, 225 George Street, P.O. Box N43, Sydney, Australia NSW 1220; and the address for BGI Germany is Apianstrasse 6, D-85774, Unterfohring, Germany.

(12)
Pursuant to information contained in a Schedule 13G/A filed by or on behalf of the beneficial owners with the SEC on February 12, 2008.  The Vanguard Group reported sole voting power with respect to 26,437 shares and sole dispositive power with respect to 4,746,430 shares. The reported address of The Vanguard Group, Inc. 23-1946036, is 100 Vanguard Blvd. Malvern, PA 19355.

We are pleased to report that management, employees, trust managers and their extended families own, in the aggregate, approximately 15.3% of our outstanding common shares as of February 4, 2008, including any share options that will be exercisable on or before April 4, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our trust managers and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of holdings and transactions in our securities with the SEC and the NYSE.  Executive officers, trust managers and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file with the SEC.

Based solely upon a review of the reports furnished to us with respect to fiscal 2007, we believe that all SEC filing requirements applicable to our trust managers, executive officers and 10% beneficial owners were satisfied, except Mr. Lasher, who had one late filing.

EXECUTIVE OFFICERS

No trust manager or executive officer was selected as a result of any arrangement or understanding between the trust manager or executive officer and any other person.  All executive officers are elected annually by, and serve at the discretion of, the board of trust managers.

Our executive officers are as follows:

Name	Age	Position	Recent Business Experience

Stanford Alexander	79	Chairman of the Board	See “Election of Trust Managers”

Andrew M. Alexander	51	President and Chief Executive Officer	See “Election of Trust Managers”

Martin Debrovner	71	Vice Chairman	1997 to Present - Vice Chairman; 1993 to 1997 - President and Chief Operating Officer

Johnny Hendrix	50	Executive Vice President/Asset Management	Appointed Executive Vice President, February 2005; 2001 to 2004 - Senior Vice President/Director of Leasing; 1998 to 2000 - Vice President/Associate Director of Leasing

Stephen C. Richter	53	Executive Vice President and Chief Financial Officer	Appointed Executive Vice President and Chief Financial Officer, February 2005; 2000 to 2005 - Senior Vice President and Chief Financial Officer; 1997 to 2000 - Senior Vice President and Treasurer

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The management development and compensation committee (for purposes of this analysis, the “Committee”) of the board has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy.  The Committee ensures that the total compensation paid to our executive leadership team is fair, reasonable and competitive.  Generally, the types of compensation and benefits provided to members of the executive leadership team, including the named executive officers, are similar to those provided to other executive officers at other Real Estate Investment Trusts (“REITs”).  Throughout this proxy statement, the individuals who served as President and Chief Executive Officer, Chairman, Vice Chairman, Executive Vice President and Chief Financial Officer and Executive Vice President/Asset Management during fiscal 2007, are referred to as the “named executive officers.”  When we use the term "our top three executives", we mean our President and Chief Executive Officer, our Chairman and our Vice Chairman.  It should be noted that in 2007, we changed our policy of meeting in December to award cash and equity incentive compensation for performance in such year.  In February 2008, we met to determine awards based on 2007 performance.  As a result, the Summary Compensation Table on page 18 does not reflect equity incentive awards.  They are, however, reflected in this discussion.

Compensation Objectives and Philosophy

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and one that is designed to align executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value.  The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.  To that end, the Committee believes executive compensation packages provided by us to our executives, including the named executive officers, should include both cash and share-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for our top three executive officers. Our Chief Executive Officer annually reviews the performance of our Chief Financial Officer and our Executive Vice President/Asset Management.  The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments, annual bonus and equity award amounts, are presented to the Committee.  The Committee can exercise its discretion in modifying any recommended adjustment or award.  Mr. A. Alexander also reviews the performance of our Chairman and our Vice Chairman with the Committee.  The Committee establishes, in conjunction with Mr. A. Alexander, salary adjustments, annual bonus and equity award amounts for these two executive officers. The Committee reviews the performance of our Chief Executive Officer.

Peer Groups for Executive Compensation Purposes

In July 2007, the Committee retained FPL Associates, an outside executive compensation consulting firm, to assist it in considering compensation for its top three executive officers.  The Company has not engaged FPL to perform any other consulting services.  In November 2007, FPL provided the Committee with relevant market data to consider when making compensation decisions for our top three executive officers.

For executive compensation purposes, we compare our compensation programs to the compensation programs of our retail REIT peer group and our size-based REIT peer group.  As of November 19, 2007, the date of FPL’s report to the Committee, the following REITs comprised our retail REIT peer group.  The information provided from the various REITs was based on 2006 compensation data.

CBL & Associates Properties, Inc.	Macerich Company
Developers Diversified Realty Corporation	Pennsylvania Real Estate Investment Trust
Equity One, Inc.	Ramco-Gershenson Properties Trust
Federal Realty Investment Trust	Regency Centers Corporation
Glimcher Realty Trust	Taubman Centers, Inc.
Kimco Realty Corporation

The retail REIT peer group had total capitalization ranging from approximately $1.4 billion to $16.0 billion, with a median of $7.2 billion. Our total capitalization at that time was $7.1 billion.

As of September 30, 2007, the following REITs comprised our size-based REIT peer group:

Brandywine Realty Trust	First Industrial Realty Trust, Inc
BRE Properties, Inc.	Health Care Property Investors, Inc.
Camden Property Trust	Liberty Property Trust
CBL & Associates Properties, Inc.	Mack-Cali Realty Corporation
Colonial Properties Trust	Regency Centers Corporation
Crescent Real Estate Equities Company	Taubman Centers, Inc.
Duke Realty Corporation	United Dominion Realty Trust
Essex Property Trust, Inc.	Ventas, Inc.
Federal Realty Investment Trust

The size-based REIT peer group had total capitalization ranging from $4.0 billion to $12.0 billion, with a median of $6.8 billion.  Our total capitalization at that time was $7.1 billion.

The two most prevalent performance metrics applied to public real estate companies are total shareholder return (TSR) and funds from operations (FFO).  We compared our TSR and FFO per share growth to those of the REITs in both of the peer groups.  The median TSR for our REIT peer group and size-based REIT peer group (from January 1, 2007 to September 30, 2007) was 2.24% and -10.93%, respectively.  Our TSR for the same period was    -7.02%.  The median FFO per share growth for our retail peer group and size-based REIT peer group was 7.09% and 7.74% (estimates for the full year 2007), respectively.  Our FFO per share growth was 8.1%.

Total Compensation

In setting compensation for our executive officers, including our Chief Executive Officer, the Committee focuses on total annual compensation.  For this purpose, total annual compensation consists of base salary, cash bonus at target levels of performance and long-term equity incentive compensation.  In setting the total annual compensation of our executive officers, the Committee evaluates both market data provided by the compensation consultants and information on the performance of each executive officer for the prior year.  In order to remain competitive in the marketplace for executive talent, the target levels for the total annual compensation of our executive officers, including our Chief Executive Officer, are set above the median of the peer group comparisons described above.  In order to reinforce a “pay for performance” culture, targets for individual executive officers may be set above or below the median depending on the individual’s performance in prior years.  The Committee believes that setting target levels above the median for our peer groups, permitting adjustments to targets based on past performance, and providing incentive compensation if they perform well, is consistent with the objectives of our compensation policies described above.  In particular, the Committee believes that this approach enables us to attract and retain skilled and talented executives to guide and lead our businesses and supports a “pay for performance” culture.

Annual Cash Compensation

In order to remain competitive with REITs in our peer groups, we pay our named executive officers commensurate with their experience and responsibilities.  Cash compensation is divided between base salary and annual bonus.

Base Salary.  Each of our named executive officers receives a base salary to compensate him for services performed during the year.  When determining the base salary for each of our top three executives, the Committee considers the market levels of similar positions at the peer group companies, through the data provided to them by FPL, the performance of the executive officer and the experience of the executive officer in his position.  The base salaries of our top three executives are established annually by the Committee.  The top three executives are eligible for annual increases in their base salaries as a result of individual performance, their salaries relative to market levels of our peer group and any added responsibility since the last salary increase.  Based on the performance of our Company in 2007, no annual increase in base salary was granted to any of our top three executives.  The Committee did, however, feel that given the efforts being made by our top three executives to increase the company’s profitability in these tough economic times, no downward adjustment would be appropriate.  Our Chief Executive Officer’s annual base salary remains at $700,000.  The median base salary of a CEO in our retail REIT peer group is $575,000 and in our size-based REIT peer group is $566,747.  The base salaries paid to our named executive officers are set forth below in the Summary Compensation Table on page 18.

Annual Bonus.  The Committee’s practice is to provide a significant portion of each named executive officer’s compensation in the form of an annual cash bonus.  These annual bonuses are, for our top three executives, based 100% upon company performance objectives.  This practice is consistent with our compensation objective of supporting a performance-based environment.  Each year, the Committee sets for the named executive officers, the target bonus that may be awarded to those officers if the goals are achieved, which is based on a percentage of base salary.  For 2007, the Committee established the following corporate level goals:

Goal	% of Company Goal	% Attained	Company Portion of Bonus
Increasing FFO	40%	101%	40%
Growth in Acquisitions and New Development	45%	96%	43%
Non-Core Asset Dispositions	10%	90%	9%
Implementation of Initiatives to Achieve Future Growth	5%	100%	5%

Total Company Bonus Percentage			97%

For our top three executives, 2007 performance was measured against our company-wide objectives.  For all other named executive officers, 2007 performance was measured based 50% on company-wide performance and 50% on the achievement of goals for which the executive was responsible.  The Committee makes an annual determination as to the appropriate weighting between company-wide and executive specific goals based on its assessment of the appropriate balance.

In 2008, the Committee approved annual bonus payments for 2007 performance to the named executive officers of 97% of the corporate level goals.  Based on this bonus award, our Chief Executive Officer received total bonus cash compensation of $509,900, bringing his total cash compensation to $1,209,900.  The median total cash compensation for a CEO of our retail REIT peer group was $1,275,000 and $1,442,305 for a CEO of our size-based REIT peer group.  Based on the assessment of the Chief Executive Officer of the performance of our Executive

Vice President and Chief Financial Officer and Executive Vice President/Asset Management against their executive specific personal goals, the Committee approved payments to such officers at 115% of the individual targets.  The annual bonuses paid to each of the named executive officers are set forth in the Summary Compensation Table.  For the purposes of disclosure in the Summary Compensation Table on page 18, the annual bonus is classified as non-equity incentive compensation because the payments are intended as an incentive for performance to occur during the year, in which the described performance targets that must be met for the bonus to be paid are communicated to the executive in advance and the outcome is substantially uncertain when the target is set.

Long-Term Equity Incentive Compensation.  We award long-term equity incentive grants to our named executive officers as part of our overall compensation package.  These awards are consistent with our policies of fostering a performance-based environment and aligning the interests of our senior management with the financial interests of our shareholders.  When determining the amount of long-term equity incentive awards to be granted to our executives, the Committee considers, among other things, the following factors:  our business performance, the responsibilities and performance of the executive, our share price performances, and other market factors, including the data provided by FPL.  By using a mix of restricted stock awards and share options, subject to a five-year graded vesting, we compensate executives for long-term service to company and for sustained increase in our share performance.  The Committee divides the long-term equity incentive compensation 50/50 between restricted stock awards and share options.  The aggregate fair value of the long-term incentive awards is based on the performance-based goals described above under “Annual Bonus.”  Because these awards are part of an annual compensation program designed to establish our total compensation, equity awards from prior years were not considered when setting our awards relating to 2007 performance.  The aggregate fair value of the long-term incentive awards granted in 2008 to our Chief Executive Officer is $1,400,000.  The median value of the long-term incentive awards granted to CEOs in 2006 in our retail REIT peer group was $1,355,797 and $2,134,734 in our size-based REIT peer group.

Restricted Stock Awards.  The Committee determines the number of restricted shares and the period and conditions for vesting.  Based on 2007 performance, in 2008, the Committee awarded an aggregate of 49,843 restricted stock awards to our named executive officers, including 21,726 shares to our Chief Executive Officer.  Restricted stock awards vest at a rate of 20% per year, beginning on the first anniversary of the stock grant.  For purposes of the Summary Compensation Table, restricted stock awards are classified as stock awards.  Information regarding restricted shares granted to our named executive officers in 2007 can be found below under Grants of Plan-Based Awards Table on page 19.

The named executive officers also receive dividends on restricted stock awards held by them at the same rate and on the same dates as dividends we pay to our shareholders.  Because we factor the value of the right to receive dividends into the grant date fair value of the restricted stock awards, the dividends received by our named executive officers are not included in the Summary Compensation Table on page 18.

Share Options.  The Committee administers our equity plans.  Our policies and option plans require options to be granted at an exercise price calculated as the average of the high and low stock price for the third business day after our release of earnings that next follows the meeting of the Committee.  Based on 2007 performance, in 2008, the Committee awarded share options for an aggregate of 498,743 common shares to our named executive officers, including 217,391 common shares awarded to our Chief Executive Officer.  Share option awards vest at a rate of 20% per year, beginning on the first anniversary of the option grant.  Information regarding share options granted to our named executive officers in 2007 can be found below under Grants of Plan-Based Awards Table on page 19.

Retirement Benefits.  We maintain two funded, tax-qualified, non-contributory defined benefit pension plans that cover certain employees, including our named executive officers.  We also maintain a supplemental pension plan that provides additional retirement benefits to company officers.  The supplemental pension plan is unfunded and non-qualified.  The benefits payable to our named executive officers under our pension plans and supplemental plan depends on years of service under the particular plan and highest monthly average earnings in the five consecutive years, during the last 10 years of employment.  For a more detailed explanation of our pension plans, and the present value of the accumulated benefits of our named executive officers, see Pension Benefits Table on page 22.

The Committee believes that these pension plans are important parts of our compensation program.  These plans assist us in retaining our senior executives.  Additionally, these plans encourage retention because an executive’s retirement benefits increase each year his employment continues.

Other Compensation.  We provide the named executive officers with other compensation including perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of other compensation including perquisites and other personal benefits provided to the named executive officers.

The named executive officers receive vehicle allowances and related reimbursements and reimbursement of certain medical expenses.  Messrs. Debrovner, Richter and Hendrix are also provided tax planning services.  We also maintain other executive benefits that we consider necessary in order to offer fully competitive opportunities to our executive officers.  These include 401(k) retirement savings plans and employee stock purchase programs.  Executive officers are also eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.

We have entered into severance and change in control agreements with two of our named executive officers, Messrs. Hendrix and Richter, which provide severance payments under specified conditions following a change in control.  These agreements are described below under Severance and Change in Control Arrangements on page 25.  We believe these agreements help us to retain executives who are essential to our long-term success.

Tax and Accounting Implications

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code limits the deductibility on our tax return of non-performance based compensation over $1 million to any of our named executive officers.  It is the Committee’s responsibility to address issues raised by Section 162(m) in connection with compensation paid to executive officers. The Committee has adopted a performance-based plan not subject to this limitation, under which compensation may be paid following shareholder approval of performance goals pre-established by the Committee.   To the extent that an executive's compensation does not qualify for deduction under section 162(m), a larger portion of the REIT distributions made by the company to its shareholders may be subject to federal income taxation as dividend income rather than as a return of capital.  The Committee will continue to monitor the tax implications under Section 162(m) of its compensation programs and will take action it deems appropriate.

Accounting for Stock-Based Compensation.  Beginning on January 1, 2006, we began accounting for share-based payments to employees in accordance with the requirements of FASB Statement 123(R).

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 1007.

Respectfully Submitted,

Management Development and Compensation Committee
Robert J. Cruikshank, 2007 Chairman
Stephen A. Lasher
Marc J. Shapiro

The following tables provide information about compensation for our senior executive team which includes the required disclosures for our named executive officers.

SUMMARY COMPENSATION TABLE

The following table includes information concerning compensation for the three-year period ended December 31, 2007.

Summary Compensation

Name	Year	Salary	Stock Awards (1) ($)		Option Awards (1) ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)		All Other Compensation (2) ($)		Total ($)
Stanford Alexander	2007	$675,000	$168,505	(9)	$176,484	(9)	$393,300	$78,966	(3)	$22,834		$1,515,089
Chairman	2006	650,000	543,992		570,393		409,500	119,959		26,883		2,320,727
	2005	625,000	103,878		57,709		375,000	137,988		21,858		1,321,433

Andrew M. Alexander	2007	700,000	337,511	(9)	376,684	(9)	509,900	905,052	(4)	30,256	(8)	2,859,403
President and Chief	2006	675,000	202,981		235,020		531,600	672,691		33,374		2,350,666
Executive Officer	2005	650,000	122,882		68,330		487,500	646,978		32,110		2,007,800

Martin Debrovner	2007	525,000	118,501	(9)	131,789	(9)	255,000	743,764	(5)	19,115		1,793,169
Vice Chairman	2006	500,000	381,461		407,526		262,500	837,822		21,341		2,410,650
	2005	475,000	72,873		40,441		237,500	708,698		19,890		1,554,402

Johnny L. Hendrix	2007	375,000	74,531	(9)	81,483	(9)	159,100	178,552	(6)	22,057		890,723
Executive Vice President/	2006	330,000	49,413		54,611		141,900	149,391		20,959		746,274
Asset Management	2005	300,000	30,141		16,588		126,000	150,011		21,355		644,095

Stephen C. Richter	2007	400,000	76,137	(9)	85,289	(9)	169,700	253,609	(7)	23,957		1,008,692
Executive Vice President/	2006	363,000	50,658		58,034		156,100	200,626		28,937		857,355
Chief Financial Officer	2005	330,000	30,511		16,795		115,500	215,061		29,808		737,675
________________________

(1)
Amounts calculated utilizing the provisions of SFAS No. 123R (“SFAS 123R”), “Share-based Payments.” See Note 18 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards. Amounts disclosed above for option awards in 2007, 2006 and 2005 are not comparable due to the adoption of SFAS 123R in 2006.  For 2007 and 2006, the value of the option awards reflects all options vesting in those years, respectively,  including all prior year grants, as required under SFAS 123R and as recorded in the consolidated financial statements.  For 2005, the value of the option awards reflects the options that vested in the respective year for all grants made after 2004, as required under SFAS 123, and as recorded in the consolidated financial statements.  The named executive officers also receive dividends on restricted stock awards held by them at the same rate and on the same dates as dividends we paid to our shareholders. Because we factor the value of the right to receive dividends into the grant date fair value of the restricted stock awards, the dividends received by our named executive officers are not included in the Summary Compensation Table. The named executive officers received the following dividends on the restricted shares held by them in 2007: $42,461, $60,598, $29,832, $13,146, and $13,445, respectively.

(2)
All Other Compensation includes perquisite amounts paid on behalf of each named executive for personal usage of a company provided vehicle, reimbursement for medical expenses paid by the executive and personal tax services.

(3)
Includes an increase in account balance of $78,966 due to interest earned in the Weingarten Realty Retirement Plan. A decrease of $27,790 due to a change in the discount rate is not reflected in the table.

(4)
Includes an increase in account balance of $14,270 due to interest earned on the Qualified Employee Cash Balance Plan.  A decrease of $18,166 due to a change in the discount rate is not reflected in the table. Also includes an increase in account balance of $688,833 due to actuarial changes in years of service and compensation, and an increase of $201,950 in interest earned on the account balance in the Supplemental Executive Retirement Plan.

(5)
Includes an increase in account balance of $69,199 due to interest earned on the Weingarten Realty Retirement Plan.  A decrease of $41,926 due to a change in the discount rate is not reflected in the table. Also includes an increase in account balance of $365,720 due to actuarial changes in years of service and compensation, and an increase of $308,845 in interest earned on the account balance in the Supplemental Executive Retirement Plan.

(6)
Includes an increase in account balance of $9,024 due to interest earned on the Qualified Employee Cash Balance Plan.  A decrease of $9,203 due to a change in the discount rate is not reflected in the table.  Also includes an increase in account balance of $122,662 due to actuarial changes in years of service and compensation, and an increase of $46,866 in interest earned on the account balance in the Supplemental Executive Retirement Plan.

(7)
Includes an increase in account balance of $14,572 due to interest earned on the Qualified Employee Cash Balance Plan.  A decrease of $16,244 due to a change in the discount rate is not reflected in the table. Also includes an increase in account balance of $168,598 due to actuarial changes in years of service and compensation, and an increase of $70,440 in interest earned on the account balance in the Supplemental Executive Retirement Plan.

(8)	Includes $11,190 of tax gross-ups paid out in 2007.
(9)	No stock or option awards were granted in 2007. In 2008, stock and option awards were granted based on 2007 performance. These awards will vest 20% each year based on the date of grant.

The change in pension value and non-qualified deferred compensation earnings column reflects the aggregate increase in actuarial present value of the named executive officer’s accumulated benefit under all defined benefit plans including supplemental plans and any above-market or preferential earnings on non-qualified deferred compensation.  The aggregate increase in actuarial present value of the defined benefit plans is calculated based on the pension plan measurement dates used in the company’s audited financial statements.  The aggregate increase in pension value for each named executive is due to actuarial changes in years of service, compensation and plan changes; and interest earned on the account balance.  For a more detailed explanation of our pension plans, and the present value of the accumulated benefits of our named executive officers, see Pension Benefits Table on page 22.

The named executive officers’ non-qualified deferred compensation balances are maintained in investment accounts similar to those available to our associates through the 401(k) plan, and therefore do not earn above-market or preferential rates.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table includes information concerning grants of plan-based awards for the one year period ended December 31, 2007.

Grants of Plan-Based Awards at Fiscal Year-End

								All
								Other
								Stock				Grant
								Awards:	All Other			Date
								Number	Option			Fair
		Estimated Possible Payments			Estimated Possible Payouts			of	Awards:	Exercise	Close	Value
		Under Non-Equity Incentive			Under Equity Incentive			Shares	Number of	or Base	Price	of Stock
		Plan Awards			Plan Awards			of Stock	Securities Underlying	Price of Option	of Stock on Date	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	of	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	Grant ($)	($)(1)
Stanford Alexander			$405,000

Andrew M. Alexander			525,000

Martin Debrovner			262,500

Johnny L. Hendrix			150,000
	2/23/2007							20				$ 1,012

Stephen C. Richter			160,000

________________________

(1)
Amounts calculated utilizing the provisions of SFAS No. 123R, “Share-based Payments.” See Note 18 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards.

The Grants of Plan-Based Awards table sets forth information concerning grants of non-equity incentive plan awards, equity incentive plan awards and all other stock and option awards during 2007.  Estimated payouts under non-equity incentive plan awards include the target payout of the annual bonus.  The payouts were established by the board for the named executive officers on February 22, 2007.  When the targets were established and communicated to the named executive officers, no maximum payout was specified; however, amounts above the target payout may be paid if performance goals are exceeded.  Specific criteria used to determine the target was set forth above in the “Compensation Discussion and Analysis – Annual Bonus” on page 14.  During 2007, the distribution of annual bonuses was changed whereby annual bonuses would be paid in the year after the bonus was earned. Therefore, 2007 annual bonuses paid in February 2008 are included in the Summary Compensation Table on page 18.

No stock or option awards were granted during 2007.  Stock and option awards granted on February 29, 2008 to the named executives for 2007 performance have been disclosed in the “Compensation Discussion and Analysis – Long-Term Equity Incentive Compensation” on page 15 and are not included in the above table.  Specific criteria used to determine performance targets and stock and option awards is set forth above in the

“Compensation Discussion and Analysis – Long-Term Equity Incentive Compensation” on page 15.  The plans governing option awards provide that the option price per share shall not be less than 100% of the market value per common share at the grant date.  The term for any option is no more than 10 years from the date of grant.  Option awards become exercisable after one year in five equal annual installments of 20%.  Stock awards are based on the average of the high and low stock price for the third business day after our release of earnings that next follows the meeting of the management development and compensation committee.  Stock awards vest after one year in five equal annual installments of 20%.

OUTSTANDING EQUITY AWARDS TABLE

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to the named executive officers as of December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (2)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
Stanford Alexander		12,503		$21.7955	12/18/11
	10,417	20,834		24.5800	12/26/12
	63,193	15,799		30.0867	12/16/13
	35,073	23,382		39.7500	12/06/14
	34,759	52,139		37.4000	12/05/15
	15,789	63,158		47.5000	12/12/16
						15,927	$500,745

Andrew M. Alexander	61,440			18.9467	12/08/10
	46,875	23,438		21.7955	12/18/11
	39,063	39,063		24.5800	12/26/12
	73,172	18,293		30.0867	12/16/13
	42,275	28,184		39.7500	12/06/14
	42,780	64,172		37.4000	12/05/15
	26,315	105,264		47.5000	12/12/16
	2,195	8,782		45.5550	12/22/16
						23,049	724,661

Martin Debrovner	35,230			18.9467	12/08/10
	18,749	9,377		21.7955	12/18/11
	27,344	18,230		24.5800	12/26/12
	43,237	10,810		30.0867	12/16/13
	25,052	16,702		39.7500	12/06/14
	24,598	36,899		37.4000	12/05/15
	11,052	44,211		47.5000	12/12/16
						11,205	352,285

Johnny L. Hendrix	1,980			17.9445	05/25/10
	9,954			18.9467	12/08/10
	4,980	4,834		21.7955	12/18/11
	4,514	9,029		24.5800	12/26/12
	4,640	4,641		30.0867	12/16/13
	3,301	6,602		39.7500	12/06/14
	5,126	15,377		37.4000	12/05/15
	5,388	21,554		47.5000	12/12/16
						4,954	155,754

Stephen C. Richter	5,942			17.9445	05/25/10
	13,271			18.9467	12/08/10
	19,284	5,210		21.7955	12/18/11
	14,322	9,549		24.5800	12/26/12
	18,788	4,698		30.0867	12/16/13
	10,027	6,685		39.7500	12/06/14
	10,720	16,081		37.4000	12/05/15
	5,464	21,857		47.5000	12/12/16
						5,070	159,401

_______________________

(1)	No option awards were granted in 2007. Option awards become exercisable after one year in five equal annual installments of 20%.
(2)	No stock awards were granted in 2007. Stock awards vest after one year in five equal annual installments of 20%.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth certain information with respect to the options exercised by the named executive officers during the year ended December 31, 2007.

Option Exercises and Stock Vested at Fiscal Year-End

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Stanford Alexander	77,883	$1,483,423	6,305	$217,303

Andrew M. Alexander			8,515	293,602

Martin Debrovner			4,421	152,439

Johnny L. Hendrix	22,339	361,595	1,933	66,925

Stephen C. Richter			1,955	67,368

PENSION BENEFITS TABLE

The following table sets forth information with respect to retirement and deferred compensation benefits of named executive officers.

Pension Benefits at Fiscal Year-End

Name / Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit as of 12/31/07 ($)	Payments During 2007 ($)

Stanford Alexander
Weingarten Realty Retirement Plan	53	$1,353,853	$141,300

Andrew M. Alexander
Qualified Employee Retirement Plan	29	244,273
Non-Qualified Supplemental Executive Retirement Plan	29	3,583,443

Martin Debrovner
Weingarten Realty Retirement Plan	39	1,178,840	103,804
Non-Qualified Supplemental Executive Retirement Plan	39	4,792,497

Johnny L. Hendrix
Qualified Employee Retirement Plan	21	156,764
Non-Qualified Supplemental Executive Retirement Plan	21	794,413

Stephen C. Richter
Qualified Employee Retirement Plan	27	251,750
Non-Qualified Supplemental Executive Retirement Plan	27	1,178,231

The Weingarten Realty Retirement Plan is a non-contributory defined benefit pension plan providing annual retirement benefits to eligible grandfathered employees in specified compensation and years of service categories, assuming retirement occurs at age 65 and that benefits are payable only during the employee’s lifetime.  Benefits are not actuarially reduced where survivorship benefits are provided unless the participant’s spouse is more than five years younger than the plan participant.  In this case, the benefit payable is reduced to cover the costs of providing survivor benefits to the spouse.  The reduction is based on actuarial tables which consider, among other things, the participant’s age and the age of their spouse.

The non-contributory defined benefit pension plan converted to a cash balance retirement plan on April 1, 2002. A grandfathered participant will remain covered by the provisions of the plan prior to the conversion to the cash balance plan.  A grandfathered participant is any participant born prior to January 1, 1952, who was hired prior to January 1, 1997, and was an active employee on April 1, 2002.  The retirement plan pays benefits to grandfathered participants in the event of death, disability, retirement or other termination of employment after the employee meets certain vesting requirements (all grandfathered participants are 100% vested).  The amount of the monthly retirement benefit payable beginning at age 65, the normal retirement age, is equal to (i) 1.5% of average monthly compensation during five consecutive years, within the last ten years, which would yield the highest average monthly compensation multiplied by years of service rendered after age 21, minus (ii) 1.5% of the monthly social security benefits in effect on the date of retirement multiplied by years of service rendered after age 21 and after July 1, 1976. Compensation for purposes of this plan is defined as wages reported for federal income tax purposes and includes contributions made under salary deferral arrangements.

The Qualified Employee Retirement Plan is a non-contributory cash balance defined benefit retirement plan that covers all employees with no age or service minimum requirement.  The cash balance plan pays benefits in the event of death (if married), retirement or termination of employment after the participant meets certain vesting requirements (generally 100% vested after five years of service).  The amount of the monthly retirement benefit payable beginning at age 65, the normal retirement age, is equal to the greater of (1) the monthly benefit that is actuarial equivalent of the cash balance account, or (2) the accrued monthly benefit under the prior plan as of January 1, 2002.   The opening balance of a cash balance participant, who was an active participant in the plan on January 2, 2002 and was an active employee on April 1, 2002, is the actuarial equivalent present value of his frozen accrued benefit on January 1, 2002.  Annual additions to each participant’s account include a service credit ranging from 3-5% of compensation, depending on years of service and an interest credits based on the ten-year US Treasury Bill rate.

The plan also provides for early retirement benefits upon attaining the age of 55 and completion of at least 15 years of service.  Early retirement benefit payments may begin on the first day of the month coinciding with or following the month employment ceases.  However, the payments must begin no later than the normal retirement age.  The early retirement benefit calculation is consistent with the above normal retirement benefit calculation with the exception that the benefit is adjusted by an early commencement factor.  The accrued benefit will be reduced by 1/15th for each of the first 60 months, by 1/30th for each of the next 60 months, and by actuarial factors (assumed interest and mortality factors) for each additional month by which the annuity starting date precedes the normal retirement age.

The Non-Qualified Supplemental Executive Retirement Plan was established on September 1, 2002 as a separate and independent non-qualified supplemental retirement plan for executive officers.  This unfunded plan provides benefits in excess of the statutory limits of our non-contributory retirement plans.

The assumptions used to develop the actuarial present value of the accumulated benefit obligation to each named executive officer were determined in accordance with SFAS No. 87 ("SFAS 87"), “Employers’ Accounting for Pensions” and SFAS No. 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statements No. 87, 88, 106, and 132R” as of the pension plan measurement date utilized in our audited financial statements for the year ended  December 31, 2007.  See Note 19 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December

31, 2007, for a discussion of the relevant assumptions used in calculating the accumulated benefit obligation pursuant to SFAS 87 and SFAS 158.

Non-Qualified Deferred Compensation

We also have a deferred compensation plan for eligible employees allowing them to defer portions of their current cash or shared-based compensation.  Employees may elect to defer up to 90% of base salary and annual bonus compensation, and up to 100% of restricted stock awards.  Amounts deferred are reported as compensation expense in the year service is rendered and are deposited in a grantor trust.  Cash deferrals are invested based on the employee’s investment selections from a mix of assets similar to the non-contributory cash balance retirement plan. Share-based deferrals cannot be diversified and distributions from this plan are made in the same form as the original deferral.

There are no above market or preferential earnings associated with the deferred compensation plan.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth information with respect to non-qualified deferred compensation benefits of the named executive officers.

Non-Qualified Deferred Compensation at Fiscal Year-End

Name	Executive Contributions in 2007 ($)		Registrant Contributions in 2007 ($)	Aggregate Earnings (Losses) in 2007 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/07 ($) (5)

Stanford Alexander				$321,676		$3,013,776

Andrew M. Alexander	$98,036	(1)		(496,973)		4,214,938

Martin Debrovner	66,000	(2)		(155,936)		3,410,653

Johnny L. Hendrix	6,000	(3)		131,894		2,547,085

Stephen C. Richter	108,000	(4)		(173,250)	$15,448	2,167,869

____________________________

(1)
$48,000 of Mr. A. Alexander's contributions to the deferred compensation plan are considered part of his salary in the Summary Compensation Table.  $50,036 of Mr. Alexander's contributions are unvested stock awards considered part of the “Stock Awards” compensation in the Summary Compensation Table.

(2)	$66,000 of Mr. Debrovner's contributions to the deferred compensation plan are considered part of his salary in the Summary Compensation Table.
(3)	$6,000 of Mr. Hendrix's contributions to the deferred compensation plan are considered part of his salary in the Summary Compensation Table.
(4)	$108,000 of Mr. Richter's contributions to the deferred compensation plan are considered part of his salary in the Summary Compensation Table.
(5)
All amounts contributed in prior years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned for the purposes of the SEC’s executive compensation disclosure rules.

Severance and Change In Control Arrangements

Messrs. S. Alexander, A. Alexander and M. Debrovner have not entered into change in control arrangements with us.

We have, however, entered into a severance and change in control agreement with each of Messrs. Hendrix and Richter which becomes operative only upon a change in control.  All other Vice Presidents have also entered into the same change in control agreement with us.  A change in control is deemed to occur upon any one of five events: (1) we merge, consolidate or reorganize into or with another corporation or legal entity and we are not the surviving entity; (2) we sell or otherwise transfer 50% or more of our assets to one entity or in a series of related transactions; (3) any person or group acquires more than 25% of our then outstanding voting shares; (4) we file a report or proxy statement with the SEC disclosing that a change in control has occurred or will occur and such transaction is consummated; or (5) if, during any 12-month period, trust managers at the beginning of the 12-month period cease to constitute a majority of the trust managers.

If Mr. Hendrix, Mr. Richter or any other Vice President is terminated involuntarily without cause, or terminates his employment for a good reason within one year following a change in control, he will be entitled to a lump sum severance benefit in an amount equal to (1) 2.99 times his annualized base salary as of the first date constituting a change in control or, if greater, (2) 2.99 times his highest base salary in the five fiscal years preceding the first event constituting a change in control, plus, in either case, 2.99 times his targeted bonus for the fiscal year in which the first event constituting a change in control occurs.  In addition, Mr. Hendrix, Mr. Richter or any other Vice President, as applicable, is entitled to receive an additional payment or payments to compensate him for any excise tax imposed by Section 4999 of the Code or any similar state or local taxes or any penalties or interest with respect to the tax.  Mr. Hendrix and Mr. Richter will also receive one year of employee benefits coverage substantially similar to what he received or was entitled to receive prior to the change in control.

Each executive has the right to terminate his employment for good reason upon the occurrence of the following events:

(a)           failure to be elected or reelected or otherwise maintained in the office or the position, or a substantially equivalent office or position, of or with us which the executive held immediately prior to a change in control, or the removal of executive as our trust manager (or any successor thereto) if the executive had been a trust manager immediately prior to the change in control;

(b)           a significant change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position which the executive held immediately prior to the change in control, a reduction in the aggregate of the executive's base pay and incentive pay, or the termination or denial of the executive's rights to employee benefits or a reduction in the scope or value thereof, except for any such termination or denial, or reduction in the scope of value, of any employee benefits applicable generally to all recipients of or participants in such employee benefits;

(c)           the determination by the executive that a change in circumstances has occurred following a change in control, including without limitation, a change in the scope of the business or other activities for which the executive was responsible immediately prior to the change in control, which has rendered the executive substantially unable to carry out, has substantially hindered the executive's performance of, or has caused the executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities, or duties attached to the position held by the executive immediately prior to the change in control, which situation is not remedied within five calendar days after written notice to us from the executive of such determination;

(d)           the liquidation, dissolution, merger, consolidation or reorganization of us or transfer of all or substantially all of its business and/or assets, unless the successor or successors to which all or substantially all of our business and/or assets have been transferred assumes all of our duties and obligations;

(e)           we relocate our principal executive offices, or require the executive’s principal location of work changed, to any location which is in excess of 25 miles from the location thereof immediately prior to the change in control, or require the executive to travel away from the executive's office in the course of discharging the executive's responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of the executive in any of the three full years immediately prior to the change in control without, in either case, the executive's prior written consent; and/or

(f)           any material breach of the change in control agreement by us or any successor thereto.

Under our equity incentive plan, in the event of death or following a change in control, all outstanding stock and option awards become fully vested. However in the event of disability or retirement, the unvested portion of outstanding stock awards shall continue uninterrupted to vest as if the employee remained in our employ, provided that (A) if the employee dies following termination of employment but prior to the full vesting of the outstanding stock awards hereunder then those awards, to the extent not already vested, shall be vested in full as of the date of death, and (B) if the employee accepts employment with a competitor of ours, as determined by the Compensation Committee pursuant to our then existing non-competition policies, the employee shall forfeit those awards which had not already vested on the date the employee accepted employment with such competitor.  Termination of the employee's employment with us for any other reason shall result in forfeiture of the outstanding awards on the date of termination to the extent not already vested. If a death or change in control event occurred as of December 31, 2007, compensation based on the closing share price of $31.44 in the following amounts would have been due for Messrs. S. Alexander, A. Alexander and M. Debrovner: $522,125, $749,416 and $366,914, respectively. For Messrs. Hendrix and Richter, please see the Severance and Change in Control Compensation Table below on page 27 for distributable amounts.

As part of “All Other Compensation,” we are required to report any payments that were made to named executives due to a change in control and any amounts accrued by us for the benefit of the named executives relating to a change in control.  There have been no payments, nor have there been any amounts accrued for the years presented in Summary of Compensation Table on page 18.

SEVERANCE AND CHANGE IN CONTROL COMPENSATION TABLE

The following table quantifies compensation that would become payable under severance and change in control agreements and other arrangements if the named executive’s employment had terminated on December 31, 2007, based on our closing stock price on that date, where applicable.  Due to the factors that affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be different.

Severance and Change in Control Compensation

Name	Salary (1)	Bonus (2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	Continuation of Employee Benefits (3)	Value of Unvested Option Awards (4)	Value of Unvested Stock Awards (4)	Excise Tax & Gross-Up	Total
Johnny L. Hendrix	$1,121,250	$448,500	$178,552	$25,190	$6,279	$96,081	$628,914	$2,504,766
Executive Vice President/ Asset Management

Stephen C. Richter	1,196,000	478,400	253,609	25,015	6,357	98,407	718,767	2,776,555
Executive Vice President/Chief Financial Officer
___________________________

(1)	Amount equal to 2.99 times annual base salary.
(2)	Amount equal to 2.99 times target bonus.
(3)	Amounts include the cost of continued employee benefits at least equal to the benefits provided to the executive prior to termination and assumes continued coverage for one year.
(4)
The value of the option awards and stock awards is based on our December 31, 2007 closing stock price of $31.44 per share. These benefits will vest immediately either upon a change in control event or upon the death of a plan participant.

Report of the Audit Committee of the Board of Trust Managers

The audit committee is composed of four independent non-employee trust managers and operates under a written charter adopted by the board (a copy of which is available on our Web site).  The board has determined that each committee member is independent within the meaning of the applicable NYSE listing standards currently in effect.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP).  Our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP.  The committee’s responsibility is to oversee and review these processes.  We are not, however, professionally engaged in the practice of accounting or auditing, and do not provide any expert or other special assurance as to such financial statements concerning compliance with the laws, regulations or GAAP or as to the independence of the registered public accounting firm.  The committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accountants.  We held five meetings during fiscal 2007.  The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, the internal audit function and our independent registered public accountants, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”).  We discussed with Deloitte the overall scope and plans for their audit.  We met with Deloitte, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2007 with management and Deloitte.  We also discussed with management and Deloitte the process used to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC.  In addition, we reviewed and discussed our progress on complying with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5 regarding the audit of internal control over financial reporting.

In addition, the audit committee obtained from Deloitte a formal written statement describing all relationships between Deloitte and the company that might bear on Deloitte’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with Deloitte any relationships that may impact their objectivity and independence, and satisfied itself as to their independence.  When considering Deloitte’s independence, we considered whether their provision of services to the company beyond those rendered in connection with their audit of our consolidated financial statements and reviews of our consolidated financial statements, including in its Quarterly Reports on Form 10-Q, was compatible with maintaining their independence.  We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to Deloitte.  The audit committee also discussed and reviewed with the independent registered public accountants all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards (SAS) No. 114 “The Auditor’s Communication with those Charged with Governance,” SAS 99 “Consideration of Fraud in a Financial Statement Audit,” and SEC rules discussed in Final Release Nos. 33-8183 and 33-8183a.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the audit committee charter, we recommended to the board of trust managers (and the board has approved) that the audited financial statements for the year ended December 31, 2007 be included in Weingarten’s Annual Report on Form 10-K.  We have selected Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates as our independent registered public accountants for the fiscal year ending December 31, 2008, and have presented the selection to the shareholders for ratification.

The undersigned members of the audit committee have furnished this report to the board of trust managers.

Respectfully Submitted,

Audit Committee
James W. Crownover, 2007 Chairman
Robert J. Cruikshank
Stephen A. Lasher
C. Park Shaper

PROPOSAL TWO
RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) as independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2008.  During fiscal 2007, Deloitte served as our independent registered public accounting firm and also provided certain tax and other audit related services.  Deloitte, or its predecessors, has served as our independent registered public account firm for more than 30 years and is familiar with our affairs and financial procedures.

Independent Registered Public Accounting Firm Fees

The following summarizes the approximate aggregate fees billed to us for the fiscal years ended December 31, 2007 and 2006 by our principal independent registered public accountants, Deloitte.

	2007	2006
	($ in thousands)

Audit Fees (a)	$1,764.0	$1,445.2
Audit-Related Fees (b)	101.9	11.6
Tax Fees (c)	462.5	314.7
All Other Fees (d)	125.9

Total	$2,454.3	$1,771.5
______________________

(a)           Fees for audit services billed in 2007 and 2006 consisted of: audit of the Company's annual financial statements, audit of the Company's internal control over financial reporting, reviews of the Company's quarterly financial statements, statutory and regulatory audits, consents and other services related to Securities and Exchange Commission matters.

(b)           Fees for audit-related services billed in 2007 and 2006 consisted of financial accounting and reporting consultations.

(c)           Fees for tax services billed in 2007 and 2006 consisted of tax compliance and tax planning and advice.  Fees for tax compliance services totaled $337,420 and $272,800 in 2007 and 2006, respectively.  Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of federal, state and local income tax return assistance, research for technical advice regarding technical terminations and disguised sales, research for technical advice and analysis for the purpose of filing amended returns, assistance with 704(c) calculations and assistance with earnings and profits calculation and review.

Fees for tax planning and advice services totaled $125,050 and $41,900 in 2007 and 2006, respectively.  Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result.  Such services consisted of tax advice related to structuring certain proposed mergers, acquisitions and disposals, tax advice related to tax incentive financing plans, tax advice related to Internal Revenue Code §1031 reverse deferred exchanges, tax advice related to an intra-group restructuring, tax advice related to IRC §4981 and excise tax, tax advice related to equity and deferred compensation plans, tax advice related to convertible debt issuance and stock buy back transactions, and tax advice related to the Texas Margins Tax.

               (d)           All Other Fees billed in 2007 consisted of valuation consultations and cost segregation services.

At its regularly scheduled and special meetings, the audit committee considers and pre-approves any audit and non-audit services to be performed by our independent accountants.  The audit committee has delegated to its chairman, an independent member of our board of trust managers, the authority to grant pre-approvals of non-audit services provided that any such pre-approval by the chairman shall be reported to the audit committee at its next scheduled meeting.  However, pre-approval of non-audit services is not required if (i) the aggregate amount of non-audit services is less than 5% of the total amount paid by us to the auditor during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by us as non-audit services at the time of the engagement; and (iii) such services are promptly brought to the attention of the audit committee and, prior to completion of the audit, are approved by the audit committee or by one or more audit committee members who have been delegated authority to grant approvals.  During 2007, non-audit services exceeded 5% of the total amount paid by us and were pre-approved by the audit committee.

The audit committee has considered whether the provision of these services is compatible with maintaining the independent accountants' independence and has determined that such services have not adversely affected Deloitte's independence.

Representatives of Deloitte will be present at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from shareholders.

The board of trust managers unanimously recommends that you vote FOR the ratification of independent registered public accounting firm as set forth in Proposal Two.  Proxies solicited by the board of trust managers will be so voted unless you specify otherwise in your proxy.

OTHER MATTERS

As of the mailing date of this proxy statement, the board of trust managers knows of no other matters to be presented at the meeting.  Should any other matter requiring a vote of the shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the annual meeting in the year 2009, and who wishes to have the proposal included in our proxy statement for that meeting, must deliver the proposal to our corporate secretary M. Candace DuFour, at P.O. Box 924133, Houston, Texas 77292-4133 by November 21, 2008.  All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

Any shareholder who intends to bring business to the annual meeting in the year 2009, but not include the proposal in our proxy statement, or to nominate a person to the board of trust managers, must give written notice to our corporate secretary, M. Candace DuFour, at P.O. Box 924133, Houston, Texas  77292-4133, by January 16, 2009.

ANNUAL REPORT

We have provided without charge a copy of the annual report to shareholders for fiscal year 2007 to each person being solicited by this proxy statement.  Upon the request of any person being solicited by this proxy statement, we will provide without charge a copy of the Annual Report on Form 10-K as filed with the SEC (excluding exhibits, by first class mail, within one business day of receipt of request, for which a reasonable charge shall be imposed).  All requests should be directed to: M. Candace DuFour, Senior Vice President and Secretary at Weingarten Realty Investors, P.O. Box 924133, Houston, Texas 77292-4133.  This information is also available via the Internet at our Web site (www.weingarten.com) and the EDGAR version of such report (with exhibits) is available at the SEC’s world wide Web site (www.sec.gov).

WEINGARTEN REALTY

2600 CITADEL PLAZA DRIVE
SUITE 300
HOUSTON, TX 77008

VOTE BY INTERNET - www.proxyvote.com
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ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Weingarten Realty Investors in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

PLEASE VOTE THIS PROXY CARD PROMPTLY, USING ONE OF THE METHODS DESCRIBED ABOVE.

THANK YOU.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: WNGRT1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WEINGARTEN REALTY INVESTORS

The Board of Trust Managers recommends a vote "FOR" proposals 1 and 2.

1. **Election of Trust Managers.**

01) Stanford Alexander
02) Andrew M. Alexander
03) James W. Crownover
04) Robert J. Cruikshank
05) Melvin A. Dow
06) Stephen A. Lasher
07) Douglas W. Schnitzer
08) C. Park Shaper
09) Marc J. Shapiro

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Vote On Proposals

	For	Against	Abstain
2. Ratification of Deloitte & Touche LLP as Weingarten's independent registered public accounting firm.	☐	☐	☐

Note: Please sign exactly as name(s) appear(s) on this proxy. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When executed by a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer or partner, giving title.

In their discretion, the proxies are authorized to vote upon all other matters which may properly come before the annual meeting or any adjournments of the annual meeting.

Please vote this proxy card promptly, using one of the methods described above. Thank you.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Signature [PLEASE SIGN WITHIN BOX] ____ Date ____

Signature (Joint Owners) ____ Date ____

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Weingarten Realty Investors

Annual Meeting of Shareholders

May 7, 2008

This Proxy is Solicited on Behalf of the Board of Trust Managers

The shareholder of Weingarten Realty Investors, a Texas real estate investment trust, whose name and signature appear on the reverse side of this card, hereby appoints Stanford Alexander and Andrew M. Alexander, or each of them, the proxies of the shareholder, each with full power of substitution, to vote at the annual meeting, and at any adjournments of the annual meeting, all common shares of Weingarten that the shareholder is entitled to vote at the annual meeting, in the manner shown on the reverse side of this card.

The common shares represented hereby will be voted in accordance with the shareholder's directions on the reverse side of this card. If no direction is given, the shares represented by this proxy will be voted FOR proposals 1 and 2 and at the proxies' discretion, on any other matters that may properly come before the annual meeting or any adjournments thereof, subject to limitations set forth in applicable regulations under the Securities Exchange Act of 1934.

The undersigned hereby revokes any proxy previously given with respect to Weingarten's common shares, and hereby ratifies and confirms all that the proxies, their substitutes or any of them may lawfully do by virtue hereof.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Please vote this proxy card promptly, using one of the methods described on the reverse side of this card. Thank you.

See reverse side